UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 25, 2006

SCIELE PHARMA, INC.
(Exact name of registrant as specified in charter)

Delaware	000-30123	58-2004779
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6195 Shiloh Road
Alpharetta, Georgia  30005
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (770) 442-9707

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02               Election of Director

On October 25, 2006, the Compensation Committee of the Board of Directors (the “Board”) of Sciele Pharma, Inc. (the “Company”) unanimously recommended to the Board the election of Jerry C. Griffin, M.D. to fill a vacancy on the Board as a Class B director.  The Board subsequently unanimously approved the recommendation and elected Dr. Griffin as a Class B director.

Class B directors will stand for re-election at the 2007 annual meeting of stockholders.

The Board has not determined on which of its committees, if any, Dr. Griffin will serve.  There is no arrangement or understanding between Dr. Griffin and any other person pursuant to which he was selected as a director.

In addition to serving on the Company’s Board, Dr. Griffin also is President of Griffin & Schwartz Scientific Services, Inc. which provides consulting and management services to pharmaceutical and medical device companies.  Dr. Griffin also serves on the board of directors of CryoCor, Inc., a public company engaged in clinical trials of a novel percutaneous cryo-based therapy for the ablation of atrial flutter and fibrillation, to which he was elected in 1991.  From 1999 until 2006, Dr. Griffin served as president, chief executive officer and as a director of POINT Biomedical Corp., a development stage specialty pharmaceutical company.  From 1992 — 1998, he served in various positions at InControl Inc.  Prior thereto, he was a professor of medicine at the University of California at San Francisco.

As a newly elected director, Dr. Griffin received a restricted stock grant of 2,500 shares of the Company’s common stock.  The shares will vest ratably over four years.  The grant price of $20.05 equals the average of the high and low trading prices of the Company’s common stock as reported by Nasdaq on October 25, 2006, the date of Dr. Griffin’s election.  Further, Dr. Griffin received a cash retainer of $7,500 for his service as a director in 2006, which is a prorated amount reflecting that he will serve on the Board for the fourth quarter of 2006.  On a going-forward basis Dr. Griffin will further participate in the Company’s previously announced and published director compensation program.

Item 9.01               Financial Statements and Exhibits

Exhibit 99.1            Press Release dated October 27, 2006 announcing the election of Dr. Griffin.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCIELE PHARMA, INC. (Registrant)

By:	/s/ Darrell Borne
Name:	Darrell Borne
Title:	Chief Financial Officer

Date:  October 27, 2006